Exhibit 99.1

CSB BANCORP, INC. REPORTS FOURTH QUARTER EARNINGS

Fourth Quarter Highlights

	Quarter Ended December 31, 2023	Quarter Ended December 31, 2022
Diluted earnings per share	$1.38	$1.39
Net Income	$3,697,000	$3,753,000
Return on average common equity	14.22%	15.94%
Return on average assets	1.25%	1.27%

Millersburg, Ohio – January 23, 2024 – CSB Bancorp, Inc. (OTC Pink: CSBB) today announced fourth quarter 2023 net income of $3,697,000, or $1.38 per basic and diluted share, as compared to $3,753,000, or $1.39 per basic and diluted share, for the same period in 2022. For the twelve-month period ended December 31, 2023, net income totaled $14,756,000 compared to $13,313,000 for the same period last year, an increase of 11%.

Annualized returns on average common equity (“ROE”) and average assets (“ROA”) for the quarter were 14.22% and 1.25%, respectively, compared with 15.94% and 1.27% for the fourth quarter of 2022. For the twelve-month period ended December 31, 2023, ROE and ROA were 14.69% and 1.27% as compared to 14.04% and 1.16% for the comparable period in 2022.

Eddie Steiner, President and CEO stated, “We finished 2023 with CSB’s team delivering another solid quarter, resulting in full-year earnings of $14.8 million, or $5.51 per share. The company’s return on assets, return on equity, net interest margin and efficiency ratio each improved from third quarter to fourth quarter, and full year 2023 results also improved in each of those key metrics compared to the prior year. CSB’s capital and liquidity levels are strong, our deposit base held steady at more than $1 billion throughout 2023, and loan balances grew by 12%.”

Pre-Provision Net Revenue (“PPNR”) (a non-GAAP measure) totaled $4.8 million during the quarter, an increase of $232 thousand, or 5%, from the prior year’s fourth quarter. Net interest income increased $77 thousand, or 1%, noninterest income increased $66 thousand, or 4%, and noninterest expense declined $89 thousand, (a non-GAAP measure) or 1%, in the fourth quarter of 2023 compared to the same period in 2022. For the twelve-month period ended December 31, 2023, PPNR totaled $18.8 million as compared to $15.5 million for the comparable period in 2022.

Loan interest income including fees increased $2.3 million, or 31%, during fourth quarter 2023 as compared to the same quarter in 2022. The increase was mainly due to rate increases as well as a $74 million increase in average loan volume. Securities interest income decreased $22 thousand, or 1%, during the fourth quarter 2023 compared to the same quarter 2022 from volume decreases as cash flow from investments was redeployed to loan origination. Loan yields for fourth quarter 2023 averaged 5.64%, an increase of 82 basis points from the 2022 fourth quarter average of 4.82%, while overnight funds and securities yields for fourth quarter 2023 averaged 5.54% and 2.20%, respectively, compared to 3.74% and 2.07% in the fourth quarter 2022.

Interest expense rose $2.0 million, or 172%, during fourth quarter 2023 as compared to fourth quarter 2022. The increase follows a period of rapid interest rate increases spurred by the Federal Reserve followed by competitive pressures from banks and others to secure adequate funding. The cost to fund gross earning assets for the fourth quarter 2023 was 1.12% as compared to 0.41% for the fourth quarter of 2022. The Federal Reserve has indicated it currently expects that it can begin lowering short-term interest rates later in 2024.

The fully-taxable equivalent (“FTE”) (a non-GAAP measure) net interest margin was 3.36% compared to 3.33% for the fourth quarter 2022. Compared to the 2022 fourth quarter, FTE net interest income increased $73 thousand, or 1%, reflecting 3 basis points of net interest margin expansion, and a $1.2 million, or less than 1%, decrease in average earning assets. The higher interest rate environment drove the increase in yields coupled with loan volume growth, partially offset by the higher cost of funds. The tax equivalency effect on the margin was 0.01% in fourth quarter 2023 and 2022.

Noninterest income increased $66 thousand, or 4%, compared to fourth quarter of 2022. The increase was primarily the result of a $38 thousand increase in gain on sale of mortgage loans, a $23 thousand increase in trust and brokerage fees, and an $18 thousand increase in unrealized gains in equity securities. Small offsetting decreases were recognized in service charges on deposit accounts with decreasing overdraft fees and debit card interchange fees.

Noninterest expense increased 1% from fourth quarter 2022. Salary and employee benefit costs decreased $119 thousand, or 3%, compared to the prior year quarter, primarily resulting from the decreases in base salaries and benefits due to timing of turnover in fourth quarter 2023. Software expense increased $50 thousand, or 13%, with the deployment of new reporting software and upgrades. FDIC assessment increased $40 thousand or 43% on the increase in rate in 2023. Equipment expense increased $20 thousand, or 11% while occupancy expense increased $17 thousand, or 6%, related to building repairs. Marketing and public relations decreased by $23 thousand, or 12%, reflecting a return to normalized levels. A recovery of provision for unfunded loan commitments of $141 thousand was recognized through other noninterest expense in fourth quarter 2022 and did not recur in 2023 due to the adoption of ASU 2016-13, see discussion below. The Company’s fourth quarter efficiency ratio decreased to 56.7% compared to 56.8% in the prior year.

Federal income tax expense was $912 thousand in the 2023 fourth quarter compared to $921 thousand in the 2022 fourth quarter. The effective tax rate for the 2023 and 2022 fourth quarters stabilized at 19.8-19.7%.

Average earning assets for the 2023 fourth quarter decreased $1.2 million, or less than 1%, from the year-ago quarter, primarily reflecting a $74 million, or 12%, increase in average loans, a $28 million, or 7%, decrease in average securities, and a $47 million, or 53%, decrease in interest-earning deposits in other banks, held mainly at the Federal Reserve Bank.

Average commercial loan balances for the quarter, including commercial real estate, increased $55 million, or 14%, from prior year levels, as construction loans were drawn, and borrowers used term loans to fund equipment and other purchases. Average residential mortgage balances increased $20 million, or 14%, above the prior year’s quarter as borrowers have been favoring adjustable-rate mortgages during this period of higher interest rates. Home equity lines of credit decreased $3 million from the prior year’s quarter as balances were paid down due to rate increases as these loans are tied to Prime Rate. Average consumer credit balances increased $200 thousand, or 1%, versus the same quarter of the prior year. Commercial loan demand continues while household confidence appears to be waiting for the Fed to reverse course and begin to lower rates.

Nonperforming assets were $396 thousand, or 0.06%, of total loans on December 31, 2023, compared to $256 thousand, or 0.04% of total loans, a year ago. Delinquent loan balances as of December 31, 2023, were up slightly at 0.22% of total loans as compared to 0.13% on December 31, 2022. Net loan recoveries recognized during fourth quarter 2023 were $5 thousand, or less than 1% of average loans annualized, compared to fourth quarter 2022 net loan losses of $170 thousand.

On January 1, 2023, CSB adopted ASU 2016-13 known as current expected credit losses or “CECL”. The allowance for expected credit losses amounted to $6.6 million, or 0.94% of total loans, on December 31, 2023, as compared to 1.09% on December 31, 2022. The allowance for credit losses on off-balance sheet commitments on December 31, 2023, was $736 thousand, largely tied to construction loans as compared to a December 31, 2022, balance of zero. CSB recorded no allowance for credit losses related to AFS or HTM debt securities as there is a zero loss expectation on these securities.

Average deposit balances declined on a quarter over prior year quarter comparison by $8.4 million, or less than 1%. For the fourth quarter 2023, the average cost of deposits amounted to 1.16%, as compared to 0.41% for the fourth quarter 2022. During the fourth quarter 2023, increases in average deposit balances over the prior year quarter included interest-bearing demand accounts of $19 million and time deposits of $66 million. Noninterest-bearing accounts decreased $47 million from the prior year’s fourth quarter while savings and money market accounts declined $46 million. The average balance of securities sold under repurchase agreement during the fourth quarter of 2023 decreased by $2 million, or 5%, compared to the average for the same period in the prior year.

Shareholders’ equity totaled $108 million on December 31, 2023, with 2.7 million common shares outstanding. The average equity to assets ratio amounted to 8.80% for the quarter ended December 31, 2023, and 7.96% for the quarter ended December 31, 2022. The Company declared a fourth quarter dividend of $0.38 per share, producing an annualized yield of 4.0% based on the December 31, 2023, closing price of $37.54.

About CSB Bancorp, Inc.

CSB is a financial holding company headquartered in Millersburg, Ohio, with approximate assets of $1.2 billion as of December 31, 2023. CSB provides a complete range of banking and other financial services to consumers and businesses through its wholly owned subsidiary, The Commercial and Savings Bank, with sixteen banking centers in Holmes, Wayne, Tuscarawas, and Stark counties and Trust offices located in Millersburg, North Canton, and Wooster, Ohio.

Forward-Looking Statement

This release contains forward-looking statements relating to present or future trends or factors affecting the banking industry, and specifically the financial condition and results of operations, including without limitation, statements relating to the earnings outlook of the Company, as well as its operations, markets, and products. Actual results could differ materially from those indicated. Among the important factors that could cause results to differ materially are interest rate changes, softening in the economy, which could materially impact credit quality trends and the ability to generate loans, changes in the mix of the Company’s business, competitive pressures, changes in accounting, tax or regulatory practices or requirements and those risk factors detailed in the Company’s periodic reports and registration statements filed with the Securities and Exchange Commission. The Company undertakes no obligation to release revisions to these forward-looking statements or reflect events or circumstances after the date of this release. See the non-GAAP disclosures at the end of this release for a reconciliation of GAAP and non-GAAP measures.

Contact Information:

Paula J. Meiler, SVP & CFO

330.763.2873

paula.meiler@csb1.com

CSB BANCORP, INC.

CONSOLIDATED FINANCIAL HIGHLIGHTS

(Unaudited)	Quarters
(Dollars in thousands, except per share data)	2023	2023	2023	2023	2022	2023	2022
EARNINGS	4th Qtr	3rd Qtr	2nd Qtr	1st Qtr	4th Qtr	12 months	12 months
Net interest income FTE (a)	$9,377	$8,871	$9,027	$8,999	$9,304	$36,274	$32,468
Provision (Recovery) of credit losses	156	177	140	(31)	-	442	(895)
Other income	1,678	1,705	1,733	1,628	1,612	6,744	6,711
Other expenses	6,258	6,034	6,049	5,719	6,206	24,060	23,393
FTE adjustment(a)	32	34	33	34	36	133	145
Net income	3,697	3,481	3,644	3,934	3,753	14,756	13,313
Basic and Diluted earnings per share	1.38	1.30	1.36	1.46	1.39	5.51	4.91

PERFORMANCE RATIOS
Return on average assets (ROA), annualized	1.25%	1.19%	1.27%	1.39%	1.27%	1.27%	1.16%
Return on average common equity (ROE), annualized	14.22	13.63	14.62	16.39	15.94	14.69	14.04
Net interest margin FTE(a)	3.36	3.21	3.33	3.37	3.33	3.32	2.98
Efficiency ratio	56.67	56.99	56.24	53.86	56.83	55.95	59.70
Number of full-time equivalent employees	168	178	172	170	172

MARKET DATA
Book value per common share	$40.43	$37.96	$37.36	$36.93	$35.43
Period-end common share market value	37.54	37.75	38.88	38.00	38.50
Market as a % of book	92.85%	99.45%	104.07%	102.90%	108.66%
Price-to-earnings ratio	6.81	6.85	6.99	7.06	7.84
Average basic common shares outstanding	2,671,086	2,675,967	2,680,526	2,692,304	2,707,576	2,679,902	2,714,045
Average diluted common shares outstanding	2,671,086	2,675,967	2,680,526	2,692,304	2,707,576	2,679,902	2,714,045
Period end common shares outstanding	2,669,938	2,671,313	2,680,325	2,680,625	2,707,576
Common stock market capitalization	$100,229	$100,842	$104,211	$101,864	$104,242

ASSET QUALITY
Gross charge-offs	$15	$43	$15	$39	$217	$112	$288
Net (recoveries) charge-offs	(5)	(119)	(10)	4	170	(130)	(115)
Allowance for credit losses	6,607	6,691	6,559	6,307	6,838
Nonperforming assets (NPAs)	396	260	255	218	256
Net charge-off (recovery) / average loans ratio	0.00%	(0.07)%	(0.01)%	0.00%	0.11%	(0.02)%	(0.02)%
Allowance for credit losses / period-end loans	0.94	0.98	0.99	0.97	1.09
NPAs/loans and other real estate	0.06	0.04	0.04	0.03	0.04
Allowance for credit losses / nonperforming loans	1,667	2,576	2,577	2,893	2,667

CAPITAL & LIQUIDITY
Period-end tangible equity to assets(b)	8.79%	8.39%	8.29%	8.28%	7.90%
Average equity to assets	8.80	8.72	8.68	8.48	7.96
Average equity to loans	14.87	15.00	15.15	15.27	15.06
Average loans to deposits	67.47	66.20	65.05	63.19	59.84

AVERAGE BALANCES
Assets	$1,172,324	$1,162,029	$1,151,403	$1,147,033	$1,172,785	$1,158,286	$1,151,925
Earning assets	1,107,002	1,096,679	1,085,751	1,082,996	1,108,231	1,093,182	1,088,367
Loans	693,779	675,283	660,004	637,392	620,243	666,793	587,765
Deposits	1,028,207	1,020,135	1,014,631	1,008,721	1,036,559	1,017,983	1,012,629
Shareholders' equity	103,164	101,294	99,958	97,319	93,404	100,452	94,850

ENDING BALANCES
Assets	$1,178,689	$1,156,598	$1,156,157	$1,143,394	$1,159,108
Earning assets	1,109,171	1,087,591	1,088,561	1,080,939	1,094,876
Loans	701,404	680,949	664,605	647,773	627,171
Deposits	1,027,427	1,018,075	1,021,671	1,007,507	1,023,417
Shareholders' equity	107,939	101,410	100,140	99,007	95,920

Notes:

(a) - Net interest income on a fully-taxable equivalent ("FTE") basis, restates interest on tax-exempt securities and loans as if such interest were subject to federal income tax at the statutory rate. Net interest income on an FTE basis differs from net interest income under U.S. Generally Accepted Accounting Principles, and is considered a non-GAAP measure.

(b) - Tangible equity is a non-GAAP measure, which is shareholders' equity net of goodwill.

CSB BANCORP, INC.

CONSOLIDATED BALANCE SHEETS

(Unaudited)	December 31,	December 31,
(Dollars in thousands, except per share data)	2023	2022
ASSETS
Cash and cash equivalents
Cash and due from banks	$24,463	$19,911
Interest-earning deposits in other banks	39,614	66,509
Total cash and cash equivalents	64,077	86,420
Securities
Available-for-sale, at fair-value	140,080	150,069
Held-to-maturity	226,279	247,401
Equity securities	259	244
Restricted stock, at cost	1,535	3,430
Total securities	368,153	401,144

Loans held for sale	-	52
Loans	701,404	627,171
Less allowance for credit losses	6,607	6,838
Net loans	694,797	620,333

Premises and equipment, net	13,002	13,414
Goodwill	4,728	4,728
Bank owned life insurance	25,410	24,709
Accrued interest receivable and other assets	8,522	8,308
TOTAL ASSETS	$1,178,689	$1,159,108

LIABILITIES AND SHAREHOLDERS' EQUITY
LIABILITIES
Deposits:
Noninterest-bearing	$301,697	$350,283
Interest-bearing	725,730	673,134
Total deposits	1,027,427	1,023,417

Short-term borrowings	35,843	32,550
Other borrowings	1,754	2,461
Accrued interest payable and other liabilities	5,726	4,760
TOTAL LIABILITIES	1,070,750	1,063,188
SHAREHOLDERS' EQUITY
Common stock, $6.25 par value. Authorized 9,000,000 shares;
issued 2,980,602 shares in 2023 and 2022	18,629	18,629
Additional paid-in capital	9,815	9,815
Retained earnings	97,297	86,502
Treasury stock at cost - 310,664 shares in 2023
and 273,026 shares in 2022	(7,532)	(6,107)
Accumulated other comprehensive loss	(10,270)	(12,919)
TOTAL SHAREHOLDERS' EQUITY	107,939	95,920
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$1,178,689	$1,159,108

CSB BANCORP, INC.

CONSOLIDATED STATEMENTS OF INCOME

	Quarters ended		Years ended
(Unaudited)	December 31,		December 31,
(Dollars in thousands, except per share data)	2023	2022	2023	2022
Interest and dividend income:
Loans, including fees	$9,852	$7,526	$35,707	$26,015
Taxable securities	1,936	1,944	7,803	6,665
Nontaxable securities	94	108	399	436
Other	587	840	2,107	1,703
Total interest and dividend income	12,469	10,418	46,016	34,819
Interest expense:
Deposits	3,015	1,083	9,499	2,335
Other	109	67	376	161
Total interest expense	3,124	1,150	9,875	2,496
Net interest income	9,345	9,268	36,141	32,323
Provision (Recovery) for credit losses	156	-	442	(895)
Net interest income, after provision
(recovery) for credit losses	9,189	9,268	35,699	33,218
Noninterest income
Service charges on deposit accounts	285	299	1,209	1,174
Trust services	244	221	1,013	954
Debit card interchange fees	528	537	2,107	2,105
Credit card fees	166	162	701	677
Earnings on bank owned life insurance	182	170	702	674
Gain on sale of loans	55	17	161	331
Unrealized (loss) gain on equity securities	13	(5)	15	(3)
Other	205	211	836	799
Total noninterest income	1,678	1,612	6,744	6,711
Noninterest expenses
Salaries and employee benefits	3,561	3,680	13,673	13,446
Occupancy expense	282	265	1,138	1,085
Equipment expense	197	177	792	781
Professional and director fees	398	390	1,471	1,551
Software expense	423	373	1,651	1,429
Marketing and public relations	166	189	549	551
Debit card expense	188	184	682	734
Financial institutions tax	191	195	767	779
FDIC insurance expense	134	94	514	345
Other expenses	718	659	2,823	2,692
Total noninterest expenses	6,258	6,206	24,060	23,393
Income before income taxes	4,609	4,674	18,383	16,536
Federal income tax provision	912	921	3,627	3,223
Net income	$3,697	$3,753	$14,756	$13,313
Net income per share:
Basic and diluted	$1.38	$1.39	$5.51	$4.91

CSB BANCORP, INC.

NON-GAAP DISCLOSURES

NET INTEREST INCOME, FULLY-TAXABLE EQUIVALENT

	Quarters ended		Years ended
(Unaudited)	Dec 31,		Dec 31,
(Dollars in thousands)	2023	2022	2023	2022
Net interest income	$9,345	$9,268	$36,141	$32,323
Taxable equivalent adjustment[1]	32	36	133	145
Net interest income, FTE	$9,377	$9,304	$36,274	$32,468
Net interest margin	3.35%	3.32%	3.31%	2.97%
Taxable equivalent adjustment[1]	0.01	0.01	0.01	0.01
Net interest margin, FTE	3.36%	3.33%	3.32%	2.98%

1 Net interest income on a fully-taxable equivalent ("FTE") basis, restates interest on tax-exempt securities and loans as if such interest were subject to federal income tax at the statutory rate. Net interest income on an FTE basis differs from net interest income under U.S. Generally Accepted Accounting Principles, and is considered a non-GAAP measure.

PRE-PROVISION NET REVENUE

	Quarters ended		Years ended
(Unaudited)	Dec 31,		Dec 31,
(Dollars in thousands)	2023	2022	2023	2022
Pre-Provision Net Revenue (PPNR)
Net interest income	$9,345	$9,268	$36,141	$32,323
Total noninterest income	1,678	1,612	6,744	6,711
Total revenue	11,023	10,880	42,885	39,034

Adjust unfunded loan commitment expense	-	(141)	-	(128)
Less: Noninterest expense as reported	6,258	6,206	24,060	23,393
Adjusted noninterest expense	6,258	6,347	24,060	23,534

PPNR	$4,765	$4,533	$18,825	$15,500

TANGIBLE EQUITY

(Unaudited)	Dec 31,	Dec 31,
(Dollars in thousands)	2023	2022
Total Shareholders' Equity	$107,939	$95,920
Less: Goodwill	4,728	4,728
Tangible Shareholders' Equity	$103,211	$91,192